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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION



     Logix Communications Enterprises, Inc., an Oklahoma corporation (the "Corporation"),

DOES HEREBY CERTIFY:

                  FIRST: That the Corporation's board of directors, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and submitted the proposed amendment to the shareholders of the Corporation for consideration thereof. Article IV of the Corporation's Certificate of Incorporation is proposed to be amended as follows:

                                   ARTICLE IV.

                                  CAPITAL STOCK

         4.1 AUTHORIZED CAPITAL STOCK. The maxImum number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Two Million (102,000,000) shares of capital stock, of which One Hundred Million (100,000,000) shares shall be Common Stock, par value $.01 per share, (the "Common Stock"), and of which Two Million (2,000,000) shares shall be preferred stock, par value $1.00 per share (the "Preferred Stock"). The Common Stock and the Preferred Stock are sometimes referred to herein as the "Capital Stock" of the Corporation.


         4.2 PREFERRED STOCK. The Preferred Stock may be issued in one or more series. The Corporation's Board of Directors is hereby expressly authorized without further action by the Corporation's stockholders, subject to limitations prescribed by the Act, to authorize and otherwise provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, to determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations and restrictions thereof, of each series of Preferred Stock and may increase or decrease the number of shares within each such series; provided, however, that the Corporation's Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then outstanding and may not increase the number of shares within a series above the total number of authorized shares of Preferred Stock for which the powers, designations, preferences and rights have not otherwise been set forth herein. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:



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          (a) the number of shares constituting that series and the distinctive designation of that series;

          (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) whether that series shall have voting, optional and/or special rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including, without limitation, the right to elect one or more members of the Board of Directors;

          (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) the preferences and relative rights among the series of the Preferred Stock.

     4.3 COMMON STOCK. The designations, preferences, privileges, and powers and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions of the Common Stock are as follows:

          (a) After the Corporation has complied with the dividend and sinking fund requirements of any series of Preferred Stock, then the Board of Directors may pay the holders of the Common Stock such dividends as the Board of Directors may declare.

          (b) After the Corporation has distributed any and all preferential amount due to the holders of a series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the Board of Directors shall distribute to holders of the Common Stock the remaining assets available for distribution to the extent the Board of Directors shall determine.

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          (c) Except as may be otherwise required by law or by this Certificate of Incorporation, each holder of Common Stock shall have one vote for each share held on all matters voted upon by the shareholders.

          SECOND: That, thereafter, the shareholders voted in favor of the amendment pursuant to written consent given in accordance with the provisions of
Section 73 of the Oklahoma General Corporation Act.

          THIRD: That the amendment was duly adopted in accordance with the provisions of Section 77 of the Oklahoma General Corporation Act.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and its Secretary on March 29, 2000.





                                     ------------------------------------------
                                     Albert H. Pharis, Jr.,  President

Attest:



-------------------------------------
Herbert Kenney,  Secretary













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